Exhibit 99.1

CRH Medical Corporation Announces the Acquisition of Anesthesia Care Associates

VANCOUVER, Jan. 2, 2019 /CNW/ - CRH Medical Corporation (the "Company") (TSX: CRH) (NYSE MKT: CRHM), announces that it has completed an accretive transaction whereby the Company has acquired Anesthesia Care Associates, LLC, a gastroenterology anesthesia practice located in Indiana.

Anesthesia Care Associates, LLC is the company's first acquisition in the state of Indiana and provides anesthesia services to one GI ambulatory surgical center. The transaction was financed through a combination of CRH's credit facility and cash on hand.

Anesthesia Care Associates Transaction Highlights:

  100% acquisition
  Estimated annual revenue of US$2.6M
  EBITDA and cash flow accretive

Edward Wright, CEO of CRH, commented on the transaction, "Anesthesia Care Associates extends our footprint to the state of Indiana, and once again shows the value of our existing O'Regan customer relationships. We are very pleased to begin 2019 with our 21st anesthesia acquisition and look forward to continue leveraging the strength of our existing anesthesia and O'Regan relationships in expanding our anesthesia business, and creating value for our shareholders".

About CRH Medical Corporation:

CRH Medical Corporation is a North American company focused on providing gastroenterologists throughout the United States with innovative services and products for the treatment of gastrointestinal diseases. In 2014, CRH became a full-service gastroenterology anesthesia company that provides anesthesia services for patients undergoing endoscopic procedures in ambulatory surgical centers. To date, CRH has completed 21 anesthesia acquisitions. CRH now serves 47 ambulatory surgical centers in 11 states and performs approximately 316,000 procedures annually. In addition, CRH owns the CRH O'Regan System, a single-use, disposable, hemorrhoid banding technology that is safe and highly effective in treating all grades of hemorrhoids. CRH distributes the O'Regan System, treatment protocols, operational and marketing expertise as a complete, turnkey package directly to gastroenterology practices, creating meaningful relationships with the gastroenterologists it serves. CRH's O'Regan System is currently used in all 48 lower US states.

View original content:http://www.prnewswire.com/news-releases/crh-medical-corporation-announces-the-acquisition-of-anesthesia-care-associates-300771529.html

SOURCE CRH Medical Corporation

View original content: http://www.newswire.ca/en/releases/archive/January2019/02/c4772.html

%CIK: 0001461119

For further information: CRH Medical Corporation, Kettina Cordero, Director of Investor Relations, 800.660.2153 x1030, kcordero@crhmedcorp.com, http://investors.crhsystem.com/

CO: CRH Medical Corporation

CNW 08:30e 02-JAN-19